FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
SECOND QUARTER 2019 RESULTS

COLUMBUS, Ohio, USA -August 1, 2019 - Mettler-Toledo International Inc. (NYSE: MTD) today announced second quarter results for 2019. Provided below are the highlights:

•	Reported sales increased 1% compared with the prior year. In local currency, sales increased 5% in the quarter as currency reduced sales growth by 4%.

•
Net earnings per diluted share as reported (EPS) were $5.06, compared with $4.31 in the prior-year period. Adjusted EPS was $5.16, an increase of 11% over the prior-year amount of $4.65. Adjusted EPS is a non-GAAP measure, and we have included a reconciliation to EPS on the last page of the attached schedules.

Second Quarter Results

Olivier Filliol, President and Chief Executive Officer, stated, "Sales growth was solid in the quarter with excellent growth in our Laboratory product lines and good growth in our Core Industrial business. Sales growth in the Americas and China was particularly strong while sales growth in Europe was impacted by strong prior-year comparisons. With the benefit of our margin initiatives, and despite significant challenges from the adverse impact of currency and tariff costs, we achieved strong growth in earnings in the quarter."

GAAP Results
EPS in the quarter was $5.06, compared with the prior-year amount of $4.31.

Compared with the prior year, total reported sales increased 1% to $731.4 million. By region, reported sales increased 7% in the Americas and 2% in Asia/Rest of World. Reported sales in Europe declined by 6%. Earnings before taxes amounted to $155.2 million, compared with $143.6 million in the prior year.

Non-GAAP Results
Adjusted EPS was $5.16, an increase of 11% over the prior-year amount of $4.65.

Compared with the prior year, total sales in local currency increased 5% as currency reduced reported sales growth by 4%. By region, local currency sales increased 7% in the Americas and 7% in Asia/Rest of World. Local currency sales declined 1% in Europe. Adjusted Operating Profit amounted to $177.7 million, a 5% increase from the prior-year amount of $169.3 million.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Six Month Results

GAAP Results
EPS was $9.48, compared with the prior-year amount of $7.88.

Compared with the prior year, total reported sales increased 2% to $1.411 billion. By region, reported sales increased 5% in the Americas and 3% in Asia/Rest of World. Reported sales in Europe declined 2%. Earnings before taxes amounted to $280.9 million, compared with $261.0 million in the prior year.

Non-GAAP Results
Adjusted EPS was $9.26, an increase of 11% over the prior-year amount of $8.38.

Compared with the prior year, total sales in local currency increased 6% as currency reduced reported sales growth by 4%. By region, local currency sales increased 5% in the Americas, 4% in Europe and 8% in Asia/Rest of World. Adjusted Operating Profit amounted to $325.6 million, a 5% increase from the prior-year amount of $308.8 million.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Outlook

The Company said that based on its assessment of market conditions today, management anticipates local currency sales growth in 2019 will be approximately 5%. This sales growth is expected to result in Adjusted EPS in the range of $22.60 to $22.75, a growth rate of 11% to 12%. This compares with previous Adjusted EPS guidance of $22.55 to $22.75.

Based on today's assessment of market conditions, management anticipates that local currency sales growth in the third quarter 2019 will be in the range of 4% to 5%, and Adjusted EPS is forecasted to be in the range of $5.65 to $5.75, an increase of 10% to 12%.

While the Company has provided an outlook for local currency sales growth and Adjusted EPS, it has not provided an outlook for reported sales growth or EPS as it would require an estimate of currency exchange fluctuations and non-recurring items, which are not yet known. The Company noted in making its outlook that economic uncertainty remains in certain regions of the world and market conditions are subject to change.

Conclusion

Filliol concluded, "With the exception of our Food Retail business, demand in our markets is favorable and our growth initiatives continue to generate tangible results. We assume market conditions will remain unchanged and our outlook for the third quarter is positive. As we look to the later part of the year, we acknowledge there is more uncertainty due to macroeconomic data. We remain focused on our growth strategy and believe we can continue to gain market share regardless of the economy. Based on market conditions today, we believe we can deliver strong results in 2019."

Other Matters
The Company will host a conference call to discuss its quarterly results today (Thursday, August 1) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.

Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. For a discussion of these risks and uncertainties, please see the discussion on forward-looking statements in our current report on Form 10-K. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Factors affecting our future operating results” and in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K for the most recently completed fiscal year, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Three months ended			Three months ended
	June 30, 2019		% of sales	June 30, 2018	% of sales

Net sales	$731,366	(a)	100.0	$721,996	100.0
Cost of sales	311,828		42.6	309,371	42.8
Gross profit	419,538		57.4	412,625	57.2

Research and development	36,582		5.0	35,315	4.9
Selling, general and administrative	205,215		28.1	208,024	28.8
Amortization	12,326		1.7	11,970	1.7
Interest expense	8,882		1.2	8,309	1.2
Restructuring charges	2,891		0.4	7,321	1.0
Other charges (income), net	(1,574)		(0.2)	(1,916)	(0.3)
Earnings before taxes	155,216		21.2	143,602	19.9

Provision for taxes	28,056		3.8	32,134	4.5
Net earnings	$127,160		17.4	$111,468	15.4

Basic earnings per common share:
Net earnings	$5.15			$4.41
Weighted average number of common shares	24,698,032			25,299,414

Diluted earnings per common share:
Net earnings	$5.06			$4.31
Weighted average number of common and common equivalent shares	25,118,352			25,867,383

Note:
(a)	Local currency sales increased 5% as compared to the same period in 2018.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Three months ended			Three months ended
	June 30, 2019		% of sales	June 30, 2018	% of sales

Earnings before taxes	$155,216			$143,602
Amortization	12,326			11,970
Interest expense	8,882			8,309
Restructuring charges	2,891			7,321
Other charges (income), net	(1,574)			(1,916)
Adjusted operating profit	$177,741	(b)	24.3	$169,286	23.4

Note:
(b)	Adjusted operating profit increased 5% as compared to the same period in 2018.

METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Six months ended			Six months ended
	June 30, 2019		% of sales	June 30, 2018	% of sales

Net sales	$1,410,818	(a)	100.0	$1,382,817	100.0
Cost of sales	602,961		42.7	595,259	43.0
Gross profit	807,857		57.3	787,558	57.0

Research and development	72,635		5.1	70,028	5.1
Selling, general and administrative	409,640		29.0	408,698	29.6
Amortization	24,548		1.7	23,705	1.7
Interest expense	17,976		1.4	16,668	1.2
Restructuring charges	4,414		0.3	11,734	0.8
Other charges (income), net	(2,248)		(0.1)	(4,316)	(0.3)
Earnings before taxes	280,892		19.9	261,041	18.9

Provision for taxes	41,927		3.0	56,269	4.1
Net earnings	$238,965		16.9	$204,772	14.8

Basic earnings per common share:
Net earnings	$9.65			$8.07
Weighted average number of common shares	24,774,262			25,383,402

Diluted earnings per common share:
Net earnings	$9.48			$7.88
Weighted average number of common and common equivalent shares	25,217,359			25,979,508

Note:
(a)	Local currency sales increased 6% as compared to the same period in 2018.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Six months ended			Six months ended
	June 30, 2019		% of sales	June 30, 2018	% of sales

Earnings before taxes	$280,892			$261,041
Amortization	24,548			23,705
Interest expense	17,976			16,668
Restructuring charges	4,414			11,734
Other charges (income), net	(2,248)			(4,316)
Adjusted operating profit	$325,582	(b)	23.1	$308,832	22.3

Note:
(b)	Adjusted operating profit increased 5% as compared to the same period in 2018.

METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (amounts in thousands) (unaudited)

	June 30, 2019		December 31, 2018

Cash and cash equivalents	$124,439		$178,110
Accounts receivable, net	498,723		535,528
Inventories	286,347		268,821
Other current assets and prepaid expenses	71,937		63,401
Total current assets	981,446		1,045,860

Property, plant and equipment, net	728,007		717,526
Goodwill and other intangible assets, net	745,768		752,088
Other non-current assets	205,637	(a)	103,373
Total assets	$2,660,858		$2,618,847

Short-term borrowings and maturities of long-term debt	$51,918		$49,670
Trade accounts payable	160,584		196,641
Accrued and other current liabilities	494,749	(a)	488,123
Total current liabilities	707,251		734,434

Long-term debt	1,087,874		985,021
Other non-current liabilities	361,647	(a)	309,329
Total liabilities	2,156,772		2,028,784

Shareholders’ equity	504,086		590,063
Total liabilities and shareholders’ equity	$2,660,858		$2,618,847

(a)
Includes a lease right-of-use asset of $88.1 million, a short-term lease liability of $26.4 million and a long-term lease liability of $62.3 million in accordance with ASC 842 "Leases" that went into effect on January 1, 2019.

METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (amounts in thousands) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018

Cash flow from operating activities:
Net earnings	$127,160	$111,468	$238,965	$204,772
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	9,623	9,449	19,390	18,606
Amortization	12,326	11,970	24,548	23,705
Deferred tax expense (benefit)	58	(3,693)	(14,881)	(10,109)
Other	4,286	3,951	8,790	7,036
Increase (decrease) in cash resulting from changes in
operating assets and liabilities	(26,383)	7,050	(50,947)	(27,251)
Net cash provided by operating activities	127,070	140,195	225,865	216,759
Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	1,144	23	1,216	4,530
Purchase of property, plant and equipment	(22,295)	(31,812)	(44,699)	(61,586)
Acquisitions	(504)	-	(504)	(500)
Net hedging settlements on intercompany loans	(6,028)	3,738	(1,226)	7,042
Net cash used in investing activities	(27,683)	(28,051)	(45,213)	(50,514)
Cash flows from financing activities:
Proceeds from borrowings	336,123	266,668	638,830	603,180
Repayments of borrowings	(261,083)	(171,410)	(532,729)	(502,524)
Proceeds from exercise of stock options	8,767	4,291	37,757	9,960
Repurchases of common stock	(186,249)	(118,749)	(372,500)	(237,499)
Acquisition contingent consideration payment	—	—	(10,000)	—
Other financing activities	1,753	(1,635)	1,753	(1,635)
Net cash used in financing activities	(100,689)	(20,835)	(236,889)	(128,518)

Effect of exchange rate changes on cash and cash equivalents	(739)	(7,067)	2,566	(3,224)

Net (decrease) increase in cash and cash equivalents	(2,041)	84,242	(53,671)	34,503

Cash and cash equivalents:
Beginning of period	126,480	98,948	178,110	148,687
End of period	$124,439	$183,190	$124,439	$183,190

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW

Net cash provided by operating activities	$127,070	$140,195	$225,865	$216,759
Payments in respect of restructuring activities	3,154	8,167	6,846	13,409
Transition tax payment	4,289	4,200	4,289	4,200
Proceeds from sale of property, plant and equipment	1,144	23	1,216	4,530
Purchase pf property, plant and equipment	(22,295)	(31,812)	(44,699)	(61,586)
Adjusted free cash flow	$113,362	$120,773	$193,517	$177,312

METTLER-TOLEDO INTERNATIONAL INC. OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

			Europe		Americas	Asia/RoW		Total

U.S. Dollar Sales Growth (Decrease)
Three Months Ended June 30, 2019			(6%)		7%	2%		1%
Six Months Ended June 30, 2019			(2%)		5%	3%		2%

Local Currency Sales Growth (Decrease)
Three Months Ended June 30, 2019			(1%)		7%	7%		5%
Six Months Ended June 30, 2019			4%		5%	8%		6%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

Three months ended						Six months ended
June 30,						June 30,
2019			2018		% Growth	2019		2018		% Growth

EPS as reported, diluted	$5.06		$4.31		17%	$9.48		$7.88		20%

Restructuring charges, net of tax	0.09	(a)	0.22	(a)		0.14	(a)	0.35	(a)
Purchased intangible amortization, net of tax	0.10	(b)	0.10	(b)		0.21	(b)	0.19	(b)
Income tax expense	(0.09)	(c)	0.02	(c)		(0.57)	(c)	(0.04)	(c)

Adjusted EPS, diluted	$5.16		$4.65		11%	$9.26		$8.38		11%

Notes:
(a)
Represents the EPS impact of restructuring charges of $2.9 million ($2.3 million after tax) and $7.3 million ($5.7 million after tax) for the three months ended June 30, 2019 and 2018, and $4.4 million ($3.5 million after tax) and $11.7 million ($9.2 million after tax) for the six months ended June 30, 2019 and 2018, respectively, which primarily include employee related costs.

(b)
Represents the EPS impact of purchased intangibles amortization, net of tax, of $2.6 million and $2.5 million for the three months ended June 30, 2019 and 2018, and $5.2 million and $5.0 million for the six months ended June 30, 2019 and 2018, respectively.

(c)			Represents the EPS impact on our reported tax rate during the three and six months ending June 30, 2019 and 2018, respectively, due to excess tax benefits associated with stock option exercises.